 Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Plymouth REIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share, issuable pursuant to: Plymouth Industrial REIT, Inc. and Plymouth Industrial OP, LP Third Amended and Restated 2014 Incentive Award Plan	Rule 457(c) Rule 457(h)	500,000(2)	$22.66(3)	$11,330,000	0.0001102	$1,248.57
Total Offering Amounts					$11,330,000		$1,248.57
Total Fee Offsets							—
Net Fee Due							$1,248.57

(1)	This Registration Statement also registers an additional indeterminate amount of securities to be offered or issued upon adjustments or changes made to registered securities by reason of certain corporate transactions or events, including stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Consists of shares of common stock issuable in respect of awards to be granted under the Plymouth Industrial REIT, Inc. and Plymouth Industrial OP, LP Third Amended and Restated 2014 Incentive Award Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The offering price per share and the aggregate offering price are based on the average of the high and low trading prices for the Registrant’s common stock August 1, 2023, as reported on the New York Stock Exchange.